Exhibit 12-A



                     CHRYSLER FINANCIAL CORPORATION AND SUBSIDIARIES

                   COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                       Year Ended December 31,
                                            1994      1993      1992      1991       1990
                                           ------    ------    ------    ------     -----
                                                        (Dollars in millions)
Net Earnings before cumulative
 effect of changes in accounting
 principles                                $  195    $  159    $  180    $  276     $  313
  Add back:
    Taxes on income                           120       108       115       126        163
    Fixed charges                             772       810     1,045     1,471      2,074
                                           ------    ------    ------    ------     ------
      Earnings available for
       fixed charges                       $1,087    $1,077    $1,340    $1,873     $2,550
                                           ======    ======    ======    ======     ======

  Fixed charges:
    Interest expense                       $  754    $  791    $1,022    $1,446     $2,051
    Rent                                       18        19        23        25         23
                                           ------    ------    ------    ------     ------
      Total fixed charges                  $  772    $  810    $1,045    $1,471     $2,074
                                           ======    ======    ======    ======     ======

Ratio of earnings to fixed charges           1.41      1.33      1.28      1.27      1.23
                                           ======    ======    ======    ======    ======




The ratios of earnings to fixed charges have been computed by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).